PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

DALLAS, TEXAS . . . February 28, 2011 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $23.3 million, or $0.13 per diluted share, for the quarter ended December 31, 2010, compared to $4.9 million, or $0.03 per diluted share, for the quarter ended December 31, 2009.  Net income attributable to common stockholders for the year ended December 31, 2010 was $80.6 million or $0.45 per diluted share, compared to $34.3 million or $0.19 per diluted share for the year ended December 31, 2009.

The Company’s net sales were $217.3 million for the fourth quarter of 2010 compared to $183.5 million for the fourth quarter of 2009, and net sales during 2010 were $857.2 million compared to $774.0 million during 2009.  The increase in net sales was principally the result of increased volumes, partially offset by lower average selling prices during 2010.  The Company’s shipment volumes reflect robust demand for certain products within the commercial aerospace sector as manufacturing activity and inventory levels have increased throughout the supply chain in the fourth quarter and full year 2010.  Average selling prices decreased for both melted and mill products from 2009 to 2010, primarily driven by annual pricing adjustments under long-term customer agreements, lower spot market prices and the relative mix of products sold during the fourth quarter and the full year.

Operating income for the fourth quarter of 2010 was $33.9 million compared to $9.3 million during the same period in 2009, and operating income for 2010 was $120.8 million compared to $54.9 million during 2009.  Lower cost raw materials, principally titanium sponge and scrap, and the benefit of higher utilization of production capacity each contributed to the improved profitability during the 2010 periods.

Bob O’Brien, President and CEO, said, “Demand for our products has consistently improved throughout 2010 as customers, particularly in the commercial aerospace supply chain, right sized their inventory levels and prepared for increased output in 2011 and beyond.  Our 2010 results reflect these improved industry conditions which we expect to continue through 2011.  Increases in our sales volumes for melted and mill products of 90% and 12%, respectively, together with our ongoing focus on cost control and manufacturing efficiency, contributed to the 120% increase in operating income for 2010.

“The improvement in customer order trends that we experienced during 2010 has continued into 2011.  Our sales order backlog at the close of the year was 32% higher than a year ago.  The combined effects of announced increases in build rates for certain commercial aircraft, together with the continued ramp up of next generation aircraft, contribute to the increasing demand trends that we expect for the year ahead.  We believe that the rate of increase in demand is likely to continue, fueled by the combined effects of recovery in commercial and military aircraft sales, as well as anticipated growth in industrial markets.  Based on such factors, we currently expect our overall volume growth for 2011 to be comparable with 2010, with our production rates increasing accordingly.  We believe our financial strength, flexibility in raw material sourcing and production capabilities position us to take advantage of new opportunities to strengthen and expand our presence in key markets.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010

Net sales	$183.5	$217.3	$774.0	$857.2
Cost of sales	159.0	166.7	660.7	678.4

Gross margin	24.5	50.6	113.3	178.8

Selling, general, administrative and development expense	15.6	15.1	60.4	56.6
Other income (expense), net	0.4	(1.6)	2.0	(1.4)

Operating income	9.3	33.9	54.9	120.8

Other non-operating income, net	1.2	1.7	1.6	4.8

Income before income taxes	10.5	35.6	56.5	125.6

Provision for income taxes	5.5	11.7	20.7	42.7

Net income	5.0	23.9	35.8	82.9

Noncontrolling interest in net income of subsidiary	-	0.6	1.3	2.2

Net income attributable to TIMET stockholders	5.0	23.3	34.5	80.7

Dividends on Series A Preferred Stock	0.1	-	0.2	0.1

Net income attributable to TIMET common stockholders	$4.9	$23.3	$34.3	$80.6

Basic and diluted earnings per share attributable to TIMET common stockholders	$0.03	$0.13	$0.19	$0.45

Weighted average shares outstanding:
Basic	180.0	180.2	180.7	179.9
Diluted	180.0	180.4	180.7	180.4

Melted product shipments:
Volume (metric tons)	835	1,450	2,750	5,220
Average selling price (per kilogram)	$21.50	$20.95	$25.10	$20.60

Mill product shipments:
Volume (metric tons)	2,645	3,175	11,425	12,790
Average selling price (per kilogram)	$56.25	$54.15	$55.60	$53.55